Exhibit 5

OPINION OF PRESTON GATES & ELLIS LLP

October 30, 2003

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the registration of 1,711,280 shares of common stock, par value $.00000625 per share (the “Common Shares”) of Microsoft Corporation (the “Company”) with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the “Registration Statement”), relating to the sales, if any, of the Common Shares by the selling shareholders, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

The Common Shares being registered are legally issued, fully paid, and nonassessable under the Washington Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Preston Gates & Ellis LLP

/s/ Preston Gates & Ellis LLP